Exhibit 10.17

Confidential treatment requested by the registrant. [***] Information has been omitted and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Certain identified information has been excluded because it is not material and is of the type the registrant treats as private or confidential.

GASEOUS HELIUM SALES AGREEMENT

Gaseous Helium Sales Agreement dated September 1, 2023 (the "Agreement") by and between NEH MIDSTREAM, LLC., a limited liability company organized and existing under the laws of the State of Texas, with an office at 4501 Santa Rosa Drive, Midland, Texas 79707 (hereinafter referred to as "Seller") and Matheson Tri-gas, Inc, a Delaware corporation, with an office at 3 Mountain View Road, Floor 3, Warren, New Jersey 07059 (hereinafter referred to as "Buyer");

WHEREAS, Seller plans to produce gaseous helium from a helium purification plant that will be located approximately 20 miles north of Roswell, New Mexico and process helium-bearing gas produced from the Pecos Slope Field; and

WHEREAS, Seller desires to sell and Buyer desires to buy a portion of the gaseous helium produced by Seller's helium purification plant in accordance with the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein, Seller and Buyer hereby further agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

a.	"Affiliate" with respect to a Party means any entity that directly or indirectly (through one or more entities) controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term "control" means the right to cast more than fifty percent (50%) of the votes exercisable at an annual general meeting (or its equivalent) of the entity concerned or, if there are no such rights, ownership of more than fifty percent (50%) of the equity share capital of or other ownership interests in such entity, or the right to direct the policies or operations of such entity.

b.	"Commencement Date" means the first day of the month in which Seller completes filling the first tube trailer with Gaseous Helium for delivery to Buyer at the Plant.

c.	"Consumer Price Index" or "CPI" means the Consumer Price Index for All Urban Consumers (CPI-U), Series ID CUUR0000SA0, U.S. City Average, all items, index base period 1982-1984=100, published monthly by the U.S. Department of Labor in the publication Consumer Price Index, or any successor publication thereto, and which can be found on the U.S. Bureau of Labor Statistics' website here:

1

https://data.bls.gov/timeseries/CUUR0000SA0?amp%253bdata_tool=XGtable&output_ view=data&include_graphs=true

d.	"Contract Year" means the twelve (12) calendar month period commencing on the Commencement Date, and each twelve (12) consecutive calendar month period thereafter.

e.	"Crude Helium" means the the helium element present in a mixture of helium gas that conforms to the specifications outlined in the Gaseous Helium Specification in Exhibit II.

f.	"Delivery Point" has the meaning ascribed to it in Section 5(d).

g.	"Filling Pressure" means: (i) with reference to a single tube in one of Buyer's Trailers, the maximum pressure to which the tube may be charged as determined pursuant to applicable regulations, currently found at 49 Code of Federal Regulations; or (ii) with reference to one of Buyer's Trailers, the Filling Pressure of the tube in that Trailer having the lowest Filling Pressure.

h.	"Force Majeure" means any unforeseeable cause which is beyond the reasonable control and without the fault or negligence of the Party affected and shall include but not be limited to acts of God, the public enemy, and governmental or regulatory agencies; the elements such as lightning, fire, floods, epidemics, pandemics, strikes, labor disputes, abnormally severe weather which result in Plant shutdowns or which prevent Buyer from taking delivery of Gaseous Helium or from transporting Trailers; Plant shutdowns for purposes of testing or repairs other than those performed under routine maintenance; breakage or accidents to wells, vehicles and machinery or lines of pipe which prevent the Plant from operating or Buyer from taking delivery of Gaseous Helium hereunder; strikes (including strikes of truck drivers) and other industrial, civil or public disturbances preventing Seller from supplying Gaseous Helium or Buyer from taking delivery of Gaseous Helium hereunder. Failure of Buyer's market shall not be considered Force Majeure.

i.	"Gaseous Helium" shall mean the element helium in gaseous form of a purity at least equal to the purity specification set forth in Section 4."Maximum Quantity" means 1,500,000 SCF of Gaseous Helium per month.

J.	"MCF" means one thousand SCF.

k.	"MMCF" means one million SCF.

I.	"Notice" means a written notification provided by mail or electronic transmission from either Party to the other Party pursuant to this Agreement as more particularly described in Section 16 and "Notify" means to give a Notice.

2

m.	"Off-Spec GHe" means the element helium in gaseous form of a lesser purity than the specification for Gaseous Helium set forth in Section 4.

n.	"Party" means either Buyer or Seller and "Parties" means Buyer and Seller.

o.	"Plant" means the helium purification plant located at the Pecos Slope Field in Chaves County, New Mexico approximately 20 miles north of Roswell, New Mexico with inlet gas capacity of 20,000 MCF per day and expected helium capacity of approximately 32 MMCF per year which will produce the Gaseous Helium to be sold pursuant to this Agreement.

p.	"SCF" refers to standard cubic feet of Gaseous Helium; and one standard cubic foot of Gaseous Helium is the quantity of Gaseous Helium which would occupy one (1) cubic foot of space at a temperature of 70 degrees Fahrenheit and a pressure of 14.7 psia.

q.	"Take or Pay Obligation" means the quantity of Gaseous Helium that Buyer is obligated to take delivery of and pay for, or pay for if made available for delivery to the Buyer, but not taken, during each Contract Year hereunder as further defined in sub-paragraph 3.d.

r.	"Term" has the meaning ascribed to it in Section 2(a).

s.	"Trailer(s)" means the Gaseous Helium tube trailers to be furnished by Buyer, whether owned or leased, which shall be utilized for the delivery and transportation of Gaseous Helium sold hereunder and which shall have nominal capacity of at least 160 MCF when filled to their maximum working pressure, plus ten percent (10%).

t.	"Trailer Availability Deficiency" means any period of time where Buyer, as a result of Buyer's unexcused failure, does not have a minimum of one (1) Trailer at the Plant available to be filled with Gaseous Helium at least twenty-four (24) hours prior to the the scheduled fill date and time.

2.	TERM

a.	The term of the Agreement shall commence at 12:00 AM Mountain Standard Time on the Commencement Date and shall expire at 12:00 AM Mountain Standard Time on the tenth (10th) anniversary of the Commencement Date (the "Term"), unless otherwise terminated in accordance with the terms of this Agreement. Seller anticipates that the Commencement Date will be approximately June 1, 2024. Seller will provide regular updates to Buyer on its progress in installing the Plant and the anticipated Commencement Date.

3

b.	Seller and Buyer shall commence good faith discussions no later than nine (9) months prior to the expiration date of the Agreement in an effort to negotiate a mutually acceptable extension of the Agreement. If the Parties have not reached an agreement on extending the Agreement by six (6) months prior to its expiration, the Agreement will expire at the end of the Term.

c.	If the Commencement Date has not occurred by July 1, 2025, Buyer shall have the right to terminate the Agreement, with no further liability to the Seller, by giving Seller Notice prior to the Commencement Date.

3.	QUANTITY

a.	No later than the fifteenth (15th) day of each month, Seller will provide Buyer with a good faith forecast of Gaseous Helium production from the Plant during the following three (3) months and the expected quantity of Gaseous Helium available to Buyer during the applicable three month period ("3 Month Forecast"). Seller's forecasts will be non-binding and will be provided to assist Buyer with their planning. Seller's forecast for the first month of the 3 Month Forecast shall also be utilized to calculate Buyer's Monthly Purchase Obligation as defined in sub-paragraph 3.c. below.

b.	Seller shall be obligated to sell to Buyer, during the Term, an estimated quantity of Gaseous Helium equal to fifty percent (50%) of the total production generated by the Plant. This approximate quantity is projected to be around 1,362,500 Standard Cubic Feet (SCF) per month, with a permissible variance of plus or minus ten percent (10%).

c.	Buyer shall be obligated to take delivery of and pay for, or pay for if not taken, the lesser of i) fifty percent (50%) of the Gaseous Helium produced by the Plant each month during the Term, or ii) one hundred five percent (105%) of the quantity of Gaseous Helium forecasted to be available for delivery to Buyer during that month in Buyer's latest 3 Month Forecast, up to the Maximum Quantity ("Buyer's Monthly Purchase Obligation"). Exhibit I attached hereto illustrates the calculation of Buyer's Monthly Purchase Obligation decribed in this Section 3.c.

d.	Seller and Buyer recognize that the actual percentage of the Plant's capacity delivered to Buyer during each month will not be exactly fifty percent (50%) due to the need to deliver full Trailers to Buyer and Seller's other buyers, the variable capacity of individual Trailer deliveries and the fact that the Plant's production will be divided between Buyer and one or more additional buyers. Seller and Buyer will use commercially reasonable efforts to minimize deviations from

4

Buyer's Monthly Purchase Obligation during each month and may offset deficits or overages in a month by delivering quantities above or below Buyer's Monthly Purchase Obligation in subsequent months during the remainder of that Contract Year. Buyer's Take or Pay Obligation for each Contract Year shall be the sum of Buyer's Monthly Purchase Obligations for each month of that Contract Year. Seller shall provide a report to Buyer at the end of each quarter of each Contract Year showing the Plant's total production of Gaseous Helium during that quarter and Contract Year to date, the percentage of the Plant's Gaseous Helium production delivered to Buyer during that quarter and Contract Year to date and the year to date deviation from the sum of Buyer's Monthly Purchase Obligations. Seller shall determine whether Buyer is obligated to make payments due to Buyer's failure to meet its Take or Pay Obligation at the end of each Contract Year, but no penalties shall apply unless i) deliveries to Buyer have fallen short of Buyer's Purchase Obligation by at least two and one half percent (2.5%) through no fault of the Seller, and ii) Seller has been forced to either vent Gaseous Helium or sell the Gaseous Helium not purchased by Buyer for prices less than the then current price hereunder. Seller shall use reasonable commercial efforts to mitigate the amount of any penalty payable due to Buyer's failure to meet Buyer's Take or Pay Obligation by selling the Gaseous Helium not taken by Buyer ("Buyer's Shortfall Quantity") to third-parties.

When applicable, the amount of any penalty payable due to Buyer's failure to meet Buyer's Take or Pay Obligation shall be calculated in accordance with the following formula:

p	=	[(TOP - BAP) X HP] - TPR, where
p		The penalty to be paid by Buyer due to its failure to meet Buyer's Take or Pay Obligation.
TOP		Buyer's Take or Pay Obligation for the applicable Contract Year, expressed in units of MCF.
BAP	=	Buyer's actual purchases of Gaseous Helium during the relevant Contract Year, expressed in units of MCF.
HP	=	The price for Gaseous Helium hereunder at the end of the relevant Contract Year.
TPR	-	The revenue realized by Seller from the sale of Buyer's Shortfall Quantity to third-parties, if any.

When applicable, Seller will complete the calculation of Buyer's penalty due to Buyer's failure to fulfill Buyer's Take or Pay Obligation within twenty (20) days of the end of the relevant Contract Year and issue a separate invoice to Buyer for the amount of such penalty. Seller's invoice will be accompanied by the details of Seller's calculations.

5

4.	QUALITY

Gaseous Helium delivered hereunder shall adhere to the Gaseous Helium Specification in Exhibit II. Seller shall be responsible for analyzing the purity of Gaseous Helium filled into each of Buyer's Trailers before and after filling via use of a thermal conductivity analyzer and shall provide an analysis of the Gaseous Helium purity to Buyer at the time of delivery of each of Buyer's Trailers. In the event that Off-Spec GHe is filled into one of Buyer's Trailers: (i) Buyer shall have no obligation to take delivery of and purchase the Off-Spec GHe and it shall be returned to Seller for reprocessing at no additional charge; and (ii) any documented direct costs incurred by Buyer due to Seller's supply of Off-Spec GHe shall be reimbursed by Seller.

5.	DELIVERY, SCHEDULING & DELIVERY POINT

a.	Buyer and Seller shall cooperate with each other and communicate on a frequent and regular basis to facilitate uninterrupted operation of the Plant and minimize the time that Buyer's drivers spend at the Plant when picking up full Trailers and dropping off empty Trailers. Gaseous Helium delivered hereunder shall be filled into Trailers provided by the Buyer. Buyer shall use reasonable efforts to ensure that a minimum of one (1) Trailer is at the Plant and available to be filled with Gaseous Helium at all times, to facilitate stable operation of the Plant and to avoid disrupting the deliveries to Buyer's other customers. Seller shall provide information to Buyer on a daily basis as to the quantity of Gaseous Helium in Buyer's Trailers, the Plant's then current Gaseous Helium production rate and the expected time when Buyer's Trailers are expected to be full and ready to be picked up. Seller shall ensure that Buyer's drivers or third-party transportation carriers have 24 hours per day, 7 days per week access to the Plant. Buyer shall provide Seller no less than twenty-four (24) hours prior Notice before Buyer's drivers arrive at the Plant. For convenience, Buyer may inform Seller of their Trailer's expected arrival date and time via telephone or text message, in lieu of providing written Notice. Seller shall have responsibility for the filling of Buyer's Trailers to a Filling Pressure that shall be the lesser of i) the maximum allowable working pressure of each Trailer, plus ten percent (10%) or ii) 3,800 PSIG. Seller's personnel shall be responsible for connecting Buyer's Trailers to the fill lines before filling and disconnecting the fill lines after filling. At the completion of filling of Buyer's Trailers, Seller will provide Buyer with a Fill Sheet that provides documentation of the quantity of Gaseous Helium filled into the Trailer and a Certificate of Conformance to the specifications included in Article 4, as well as any other reasonable documentation that Buyer requires.

6

Seller shall Notify Buyer each time there is an occurrence of Trailer Availability Deficiency. Buyer shall be allowed one (1) occurrence of Trailer Availability Deficiency per month without penalty. In the event of two (2) or more occurrences of Trailer Availability Deficiency during a month, Seller shall be entitled to charge Buyer a penalty of $3,000 per occurrence beginning with the second (2nd) such occurrence. Such fees, if any, shall be invoiced by Seller on a monthly basis and shall be payable by Buyer within ten (10) days of the date of Seller's invoice. Each occurrence of Trailer Availability Deficiency shall be assigned to the month in which the period of Trailer Availability Deficiency commenced.

b.	Seller shall make available to Buyer, free of charge, suitable space with access to telephone, water and restrooms at the Plant for Buyer's distribution personnel to facilitate Buyer's distribution activities, including a minimum of one (1) Trailer fill bay, and storage space for Buyer's Trailers (maximum amount of one (1) at any time). Seller shall provide to Buyer access to and egress from the Plant for Buyer's Trailers, adequate ground space to provide for a 60-foot turning radius for 65-foot tractor-trailer units, drive through filling and parking, and parking space adequate for the fulfillment of Buyer's obligations hereunder.

c.	Title to and risk of loss of the Gaseous Helium delivered hereunder shall pass to the Buyer when Buyer's tractor is connected to Buyer's Trailer after completion of filling at the Plant ("Delivery Point").

d.	Seller and Buyer agree to make commercially reasonable efforts to ensure the consistent supply and delivery of Gaseous Helium in Regular Intervals throughout each Contract Year. For purposes of this Agreement, "Regular Intervals" refers to the following terms:

1.	When the Plant is running at its expected capacity, the Seller shall supply and Buyer is obligated to take delivery of 1,362,500 SCF of Gaseous Helium per month

11.	This monthly supply and delivery quantity may vary by plus or minus ten percent (10%) due to the need to fill Buyer's Trailers to their full capacity.

111.	The 1,362,500 SCF of Gaseous Helium should be distributed evenly throughout the month to maintain a consistent flow.

It is the Buyer's responsibility to ensure the availability of a sufficient number of empty Trailers to accommodate the delivery of Buyer's Monthly Purchase Obligation as defined in this Agreement.

6.	MEASUREMENT

a.	Seller shall install, operate and properly maintain equipment and instruments required for the measurement of the quantity of Gaseous Helium delivered hereunder. Seller shall measure the temperature and pressure of each of Buyer's Trailers immediately before and after filling the Trailer with Gaseous Helium and calculate the quantity in, MCF, of Gaseous Helium delivered into such Trailer

7

using the NIST online database found at:

https://webbook.nist.gov/chemistry/fluid/,

using the Equation of State (EOS) for helium. Converting to SCF is calculated using this website and by entering standard conditions of 70F and 14.7psia. The difference between the volumes of Gaseous Helium calculated before and after filling shall be the volume of Gaseous Helium delivered to the Buyer.

Trailers shall be filled according to current USDOT regulations using a properly calculated pressure and temperature table for the Trailer being filled.

b.	In case any question arises as to the accuracy of any measurement of Gaseous Helium, the applicable measuring instrument shall be tested upon the demand of either Party, and, if any error is found, the instrument shall be corrected. If, upon any test, any instrument is found to be inaccurate to the extent that it affects the quantity calculated in Section 6.a. by an amount exceeding two percent (2%), registrations thereof shall be corrected for a period extending back to the time such inaccuracy occurred, if such time is ascertainable, and if not ascertainable, then back one-half of the time elapsed since the last date of calibration; provided no correction shall be made for recorded inaccuracies that affect the quantity calculated in Section 6.a. by less than two percent (2%) in the aggregate. If, for any reason, any instrument is out of service or out of repair so that the quantity of Gaseous Helium delivered cannot be ascertained or computed from the readings thereof or corrected under the prior provisions hereof, the Gaseous Helium delivered during the period such meter or instrument is out of service or out of repair shall be estimated and agreed upon by the Parties upon the basis of the best data available, using the first-listed of the following methods which is feasible:

1.	By using Buyer's measurements of temperature and pressure, if available.

11.	By estimating the quantity delivered by deliveries into the same Trailer during preceding periods under similar conditions when the instrument was measuring properly.

7.	PREPARATION OF TRAILERS

a.	Buyer assumes full responsibility for providing a sufficient quantity of Trailers for Gaseous Helium suitable for filling by Seller, and Seller shall have the absolute and unqualified right to refuse to fill Buyer's Trailers if they are not in compliance with any applicable laws, rules and regulations and/or are not in a condition normally acceptable within the industry for safe filling with Gaseous Helium.

8

b.	Upon arrival at the Plant, Seller shall obtain a sample of the residual helium in Buyer's Trailer and, if said sample fails to conform to the standards set forth in Section 4, Seller shall purge the Trailer to bring the Trailer into conformity with the standards set forth in Section 4. The charge for purging Buyer's Trailer shall be the dollar amount derived by multiplying the then current price for Gaseous Helium as set forth in Sections 8 and 9 by the quantity of Gaseous Helium used for purging, expressed in units of MCF. Notwithstanding the foregoing, prior to initiating the purging of Buyer's Trailer, Seller shall Notify Buyer of the need for purging and the specific contamination level present in the sample taken from the Trailer. Buyer shall then have the right to request that Seller forego purging of the Trailer, in which case Seller shall have no further obligation to comply with the quality specification set forth in Section 4 for that Trailer.

c.	Seller shall check Buyer's Trailers for leaks using soapy water or another method selected by Seller prior to completion of filling. In the event that a leak is detected, Seller will empty such cylinder and attach a tag to it indicating that a leak was detected. Buyer shall be responsible for any Gaseous Helium lost as a result of such leak.

d.	Seller shall be responsible for movement of Trailers between fill bays and Trailer parking spots as necessary to facilitate the filling of Trailers. Seller shall be responsible for any damage to Trailers caused by Seller's negligence during Seller's movement or filling of the Trailers.

8.	PRICE

The price for Gaseous Helium sold hereunder shall be [***]

("Price"), but subject to adjustment in accordance with the provisions of Sections 9 and IO.

9-	PRICE ADJUSTMENT

Effective June 1, 2024 and each June 1st thereafter, the Price for Gaseous Helium shall be adjusted by the same percentage as the percentage change in the U.S. CPI from the base CPI applicable to the month of May 2023 to the latest available CPI at the time the price adjustment is calculated.

The adjusted Price for Gaseous Helium ("Adjusted Price") shall be calculated in accordance with rhe following fonnula:

PA	=	PB x (CPIA/CPIB), where

PA	=	The Adjusted Price as of the June isc effective date of the Price adjustment.

9

PB		The base Price of of $[***]

CPIA	=	The latest available monthly CPI at the time the Adjusted Price is calculated by the Seller.

CPIB	=	The value of the CPI for May 2023.

Seller shall use reasonable commercial efforts to complete the Price adjustment calculations and Notify Buyer of the Adjusted Price by no later than thirty (30) days prior to the effective date of the Adjusted Price. Seller's Notice will include the CPI values utilized in its calculations.

The CPI values most recently published as of the date of Seller's Notice shall be utilized in calculating the Adjusted Price and any subsequent revisions to the CPI value by the applicable government authority shall be disregarded.

In carrying out the above calculations, Seller shall provide the value of PA rounded to the nearest cent per MCF, with values of$[***] per MCF, or greater, rounded up, to Buyer.

The Price applicable to Gaseous Helium delivered hereunder shall be determined based on the date of completion of filling of Buyer's Trailer.

10.	PRICE REDETERMINATION

a.	Scheduled Price Re-Determination. Either Party shall have the right to request good faith discussions with respect to the Price and Price adjustment provisions hereunder no earlier than one hundred eighty (180) Days and no later than one hundred twenty (120) Days prior to the end of the fifth (5th) Contract Year hereunder. The Party requesting the Price renegotiation shall be required to provide written Notice to the other Party that includes evidence showing that the Price in effect under the Agreement differs by at least five percent (5%) from the then current market price for comparable quantities of Gaseous Helium sold in wholesale transactions (i.e. sold to helium resellers) and shall propose a new Price and Price adjustment mechanism. Market pricing evidence provided by the Party requesting the Price renegotiation may consist of recent invoices, sales contracts, written price quotations or other pricing information in the public domain for the sale or purchase of either Gaseous Helium or bulk liquid helium by reputable buyers and sellers. Upon the sending of a Notice requesting renegotiation by either Party, the Parties shall then negotiate in good faith for a period of sixty (60) Days. If the Parties reach agreement on a revised Price, said Price shall become effective at the beginning of the sixth (6th) Contract Year. If i) a Party has requested such good faith discussions and, ii) the Parties have not reached a mutually acceptable agreement within sixty (60) Days from the Notice date, the Party initiating the Price renegotiation may submit the resolution of this matter to binding arbitration at any time within forty-five (45) Days after the end of the sixty (60) Day good faith negotiation period by giving the other Party Notice. Such arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") prevailing and in effect as at the date either Seller or Buyer refers the matter to arbitration. The number of arbitrators shall be three (3) and each of the arbitrators shall be fluent in the English language. Each involved Party shall appoint a qualified arbitrator within thirty (30) Days of the respondent's receipt of the Notice of arbitration. The two (2) arbitrators so appointed shall, within thirty (30) Days of appointment of the second arbitrator, appoint the third arbitrator who shall act as the presiding arbitrator. Should an arbitrator fail to be so appointed, then the arbitrator shall be appointed in accordance with the ICC's Rules of Arbitration. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to decide upon the particular question in dispute, and shall not be an employee, former employee, Director or advisor of either Party. Arbitration shall be conducted in the English language and the place of arbitration shall be New York, New York, unless mutually agreed otherwise.

10

The arbitrators shall be bound in their deliberations and decisions by the parameters set forth in this Agreement. The arbitrators so appointed, after giving the Parties due Notice of hearing and reasonable opportunity to be heard, shall promptly hear and determine the question submitted and shall render their decisions within one hundred twenty (120) Days after the appointment of the third arbitrator. The decision of the arbitrators, or of a majority thereof, made in writing, shall be final and binding upon the Parties hereto as to the question submitted, and the Parties will abide by and comply with such decisions. Each Party shall bear the expenses of its arbitrator, and the expenses of the third arbitrator shall be borne equally by Buyer and Seller.

The sole issues to be decided by the arbitration board are the Price and Price adjustment methodology as defined in Sections 6.1 and 6.2 of this Agreement. Within ten (10) Days following the appointment of the third arbitrator, Buyer and Seller shall simultaneously submit to the arbitration board written proposals for new Prices (including price adjustments) designed to reflect the then current price at which willing buyers and sellers in arms'-length wholesale transactions covering comparable quantities are currently agreeing to buy and sell Liquid Helium under long-term agreements, with greater weight given to other term sales by Seller and to agreements most recently consummated. The arbitration board must select either Buyer's or Seller's proposal.

b.	Unscheduled Price Re-Determination. In the event that either Seller or Buyer believes in good faith that the pricing in effect under this Agreement differs by at least ten percent (10%) from the then-current market price for comparable quantities of Liquid Helium sold in wholesale transactions (i.e. sold to Helium resellers), Seller or Buyer may on one separate occasion each, at any time after the end of the third (3rd) Contract Year, request that the Price and Price adjustment terms of the Agreement be modified by giving the other Party Notice and evidence showing that the Price differs by at least [***] from the then current market price for Liquid Helium as described more definitively above. Market pricing evidence provided by the Party requesting the Price renegotiation may consist of recent invoices, sales contracts, written price quotations or other pricing information in the public domain for the sale or purchase of either Gaseous Helium or bulk liquid helium by reputable buyers and sellers. Each Party may make one such request, and only one such request, during the Initial Term of the Agreement, regardless of whether the other Party has exercised its own right to request renegotiation under this Section 6.3.2.

11

Upon the sending of a Notice requesting re-negotiation by either Party, the Parties shall then negotiate in good faith for a period of sixty (60) Days in an effort to reach mutual agreement on a revised Price for Liquid Helium that is consistent with then current market conditions. If the Parties reach agreement on a revised Price, said Price shall be effective at the end of the sixty (60) Day good faith negotiation period. In such case, the Party initiating the price negotiation shall have no further right of re-determination pursuant to this Article 6.3.2. If the Parties are unable to reach agreement by the end of the sixty (60) Day good faith negotiation period, the Party initiating the price renegotiation may submit the resolution of this matter to binding arbitration at any time within forty-five (45) Days after the end of the sixty (60) Day good faith negotiation period by giving the other Party Notice. Such arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") prevailing and in effect as at the date either Seller or Buyer refers the matter to arbitration. The number of arbitrators shall be three (3) and each of the arbitrators shall be fluent in the English language. Each involved Party shall appoint a qualified arbitrator within thirty (30) Days of the respondent's receipt of the notice of arbitration. The two (2) arbitrators so appointed shall, within thirty (30) Days of appointment of the second arbitrator, appoint the third arbitrator who shall act as the presiding arbitrator. Should an arbitrator fail to be so appointed, then the arbitrator shall be appointed in accordance with the ICC's Rules of Arbitration. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to decide upon the particular question in dispute, and shall not be an employee, former employee, Director or advisor of either Party. Arbitration shall be conducted in the English language and the place of arbitration shall be New York, New York, unless mutually agreed otherwise.

The arbitrators shall be bound in their deliberations and decisions by the parameters set forth in this Agreement. The arbitrators so appointed, after giving the Parties due Notice of hearing and reasonable opportunity to be heard, shall promptly hear and determine the question submitted and shall render their decisions within one hundred twenty (120) Days after the appointment of the third arbitrator. The decision of the arbitrators, or of a majority thereof, made in writing, shall be final and binding upon the Parties hereto as to the question submitted, and the Parties will abide by and comply with such decisions. Each Party shall bear the expenses of its arbitrator, and the expenses of the third arbitrator shall be borne equally by Buyer and Seller.

12

The sole issues to be decided by the arbitration board are the Price and Price adjustment methodology as defined in Sections 6.1 and 6.2 of this Agreement. Within ten (10) Days following the appointment of the third arbitrator, Buyer and Seller shall simultaneously submit to the arbitration board written proposals for new Prices (including Price adjustments) designed to reflect the then current price at which willing buyers and sellers in arms'-length wholesale transactions covering comparable quantities are currently agreeing to buy and sell Liquid Helium under long-term agreements, with greater weight given to other term sales by Seller and to agreements most recently consummated. The arbitration board must select either Buyer's or Seller's proposal.

c.	Notwithstanding the provisions of Sections 10.a. and 10.b., the Price for Gaseous Helium purchased hereunder shall not be less than [***]

 during Contract Years 1 through 5 and shall not be less than USD [***]

EX-WORKS during Contract Years 6 through 10 ("Floor Price").

11.	TAXES AND ROYALTIES

a.	Seller shall be responsible for all license, privilege, severance, excise, ad valorem (excluding those defined in Section 11(b), conservation, taxes (excluding those defined in Section 1l(f)), charges, duties, imposts, fees and sales and use taxes ("Taxes") levied with respect to helium or Gaseous Helium under existing or future law, when such tax is calculated on the basis or privilege of any of the following that occurs or are assessed at any state prior to possession, risk and title to such Gaseous Helium passing to Buyer at the Delivery Point.

b.	Buyer shall be responsible for the amount of any Taxes levied under existing or future law in respect of Gaseous Helium supplied under this Agreement or in respect of the sale, delivery, export, ownership, transportation or use of such Gaseous Helium in respect of any stage after possession, risk and title in respect of such Gaseous Helium has passed to Buyer at the Delivery Point, and all such Taxes shall be for Buyer's account, notwithstanding that such Taxes may be levied or imposed on Seller.

c.	Prices under this Agreement are exclusive of any applicable sales or valued added taxes.

d.	If applicable, Buyer shall provide Seller with a purchase exemption certificate (or any similar document) or any relevant information to support any reasonable exemption from Taxes claimed in respect of any Gaseous Helium sold pursuant to this Agreement and on such purchases Seller shall not collect Taxes from Buyer and Buyer shall have no obligation to pay such Taxes to Seller. To the extent Buyer intends to claim any reasonable exemption from Taxes, Buyer hereby represents, warrants and covenants that all conditions and requirements of such exemption are met. If such conditions and requirements are not complied with in respect of a particular sale under this Agreement such that an amount on account of Taxes becomes payable by Buyer and is required to be collected by Seller, or if for any other reason any amount on account of Taxes becomes payable by Buyer and is required to be collected by Seller on any sale of Gaseous Helium made by Seller under this Agreement, Buyer shall be liable for and shall pay to Seller the applicable amount of Taxes, at the same time as payment for such sale is required to be made, and in all events in a timely manner, in accordance with this Agreement, plus any amount of interest or penalties assessed in respect thereof.

13

e.	No Party to this Agreement shall bear responsibility for any income, franchise or other type of direct tax that may inure to the other party to this Agreement as a result of any transaction pursuant to this Agreement.

f.	Seller shall pay all property taxes, property fees, property assessments, including the costs of acquiring and maintaining any permits or licenses that are imposed by or payable to any governmental authority based on i) the assessed value of the real and personal property located at the site of the Plant; or ii) the equipment for the production, supply, transport, handling, measurement and delivery equipment for delivery of Gaseous Helium to Buyer hereunder, except that Buyer shall be responsible for any personal property taxes assessed on Buyer's Trailers.

g.	Seller shall pay or cause to be paid all royalties due on the Gaseous Helium delivered hereunder and related technology to any entity or individual entitled to such royalties. Seller agrees to indemnify, defend and hold harmless Buyer from all claims, damage, loss, cost or expense incurred by Buyer as a result of any claim asserted against Buyer with regard to the payment or nonpayment of any such royalties pertaining to Gaseous Helium and related technology.

12.	BILLING, PAYMENT, AND TERMINATION

a.	After deliveries of Gaseous Helium have commenced under the terms of this Agreement, Seller shall, on or before the tenth (10th) day of each month, transmit to Buyer an invoice showing i) the quantity of Gaseous Helium delivered into each of Buyer's Trailers filled during the preceding calendar month, ii) the Trailer number for each Trailer filled, iii) the date of completion of filling of each Trailer, iv) the total quantity of Gaseous Helium filled into all of Buyer's Trailers during the preceding calendar month, v) the applicable Price for Gaseous Helium, vi) charges for Trailer preparation pursuant to Section 7, if any, vii) any Taxes owed by Buyer, viii) any other charges or adjustments, and ix) the total amount due Seller. Seller's invoices shall be accompanied by copies of Seller's Fill Sheets for each shipment which shall provide details of Seller's calculation of the volume of Gaseous Helium filled into Buyer's Trailers. Within ten (10) business days of receipt of such invoice, Buyer shall make payment in U.S. Dollars to Seller. This payment shall be facilitated through the electronic transfer of funds utilizing the Automated Clearing House System (ACH). The Buyer will execute ACH payments to the Seller via the Paymode-x platform. To enable this payment method, the Seller is required to enroll in Paymode-X upon execution of this Agreement by registering at the provided web address: www.paymode.com/MathesonTriGas. Failure or delay of Seller to properly register with Paymode-X may result in late payments and such delay or failure is the sole responsibility of the Seller. In the event Buyer disputes the correctness of any information set forth in an invoice issued by Seller, the total amount set forth in such invoice shall nevertheless be paid by the due date. Buyer may protest or question the correctness of an invoice, notwithstanding payment in accordance with this Section, provided such protest or question is made in writing to Seller within twelve (12) months following the end of the Contract Year to which the invoice related. Any dispute shall be resolved in accordance with the dispute resolution procedure set forth in Section 19. If an amount paid is determined to be owed to a Party, such amount shall be returned together with interest at the Default Interest Rate, such rate to apply from the date the initial payment was made until returned in full together with interest thereon, within thirty (30) days of such determination. If Buyer does not protest or question an invoice within the aforesaid twelve (12) month time limit, the invoice will be deemed conclusively to be correct for all purposes hereunder.

14

b.	Should Buyer fail to pay the full amount due Seller when the same is due, interest on the unpaid balance shall accrue at the prime commercial rate charged by Citibank, N.A., New York, New York plus 2% per annum or the maximum legal rate, whichever is the lesser, compounded annually from the date such payment was due until the same is paid (the "Default Interest Rate"). If such default in payment continues for thirty (30) days after written Notice from Seller to Buyer, Seller may, in addition to all other remedies, elect to suspend deliveries of Gaseous Helium hereunder and may cancel and terminate this Agreement at any time while such default continues on thirty (30) days written Notice to Buyer.

c.	In the event either Party (the "Defaulting Party") shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; or (vi) fail to perform or breach any material obligation under this Agreement (other than Seller's payment obligation set forth above in this Section 12) if such failure is not remedied within ten Business Days after receipt of Notice; then the other Party shall have the right, at its sole election, to immediately withhold and/or suspend deliveries of Gaseous Helium, offset all or any portion of the unpaid balance against monies owed by the Defaulting Party, withhold or suspend payments upon Notice and/or to terminate the Agreement, in addition to any and all other remedies available hereunder.

15

13.	WARRANTY

Seller hereby warrants title to the Gaseous Helium sold and delivered hereunder and the right to sell the same and warrants that said Gaseous Helium is free from all liens. Seller warrants that at the time of delivery, Gaseous Helium will conform to the specification set forth in Section 4. SELLER MAKES NO OTHER WARRANTIES HEREUNDER AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE GASEOUS HELIUM DELIVERED HEREUNDER.

14.	LIABILITY AND INDEMNITY

a.	As between the Parties hereto, Seller shall be deemed to be in control and possession of the Gaseous Helium deliverable hereunder and responsible for any damages or injuries caused thereby until the Trailer containing said Gaseous Helium is connected to Buyer's tractor at the Delivery Point, except to the extent that any such damage or injury is caused by defects in Buyer's Trailers. After such connection is made at the Delivery Point, Buyer shall be deemed to be in control and possession of the Gaseous Helium and responsible for any injuries or damage caused thereby, unless and to the extent of Seller's negligence, gross negligence or willful misconduct. Each Party is responsible for its own negligence, the negligence of its agents, employees and assigns irrespective of the time or point of delivery. Except as provided otherwise herein, Buyer and Seller each agree to indemnify, defend and hold the other harmless from and against any and all claims, demands or causes of action of every kind and character, including without limitation, claims by their respective employees, based upon personal injury, death, destruction or physical damages to property arising out of or related to the work performed hereunder or equipment utilized in connection therewith, resulting, in whole or in part, from the negligent acts or omissions of the indemnitor, provided that if such claim, demand or cause of action is due to the joint or concurrent negligence of the indemnitor and the indemnitee, their respective responsibilities hereunder shall be in the same proportion that the negligent acts or omissions of each contributed thereto.

b.	Neither Party shall be liable to the other Party for consequential or indirect damages or lost profits or business opportunity however arising or sustained in connection with this Agreement including late delivery, but all other remedies including specific performance shall be available to Seller and Buyer.

16

15.	FORCE MAJEURE

a.	If either Buyer or Seller is prevented or rendered unable, by Force Majeure, to perform or comply with any obligation of this Agreement, upon giving written Notice and reasonably full particulars to the other Party, such obligation shall be suspended during the continuance of the inability so caused and such Party shall not be considered in default in the performance of its obligations under this Agreement; provided, however, that obligations to make payments for Gaseous Helium delivered shall not be suspended; and provided further that the Party asserting Force Majeure shall take all commercially reasonable steps to remedy the cause of suspension so as to minimize the consequence of such suspension. Notwithstanding the foregoing, settlement of strikes and lockouts shall be wholly within the discretion of the Party having the difficulty. The term of the Agreement shall not be extended by the period of time during which obligations hereunder have been suspended pursuant to this Section 15.

b.	The Party asserting Force Majeure shall in each instance give the other Party written Notice as soon as possible but no later than five (5) working days after knowledge of the beginning of the circumstances of Force Majeure. Such Notice shall include reasonably full particulars of the events or circumstances of Force Majeure and an estimate of the anticipated period of suspension. Not later than two (2) working days after the cessation of any such continuing events or circumstances constituting Force Majeure, the Party that asserted the same shall give the other Party written Notice of the date of such cessation.

16.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the respective Parties hereto. It is provided, however, that no assignment of the Agreement shall be made by Buyer or Seller without the prior written consent of Seller or Buyer, as the case may be, which consent shall not be unreasonably withheld, except that consent shall not be required for assignments to an Affiliate. In the event of an assignment permitted above, the assignor shall be deemed to be a guarantor of the performance of the obligations assigned to the assignee notwithstanding any subsequent modifications of such obligations.

17.	NOTICES

Any Notice, request, demand, statement or payment provided for in this Agreement shall be in writing and shall be sent to the Parties hereto via registered mail, overnight courier or electronic mail at the following addresses:

17

Seller: All Matters

Mr. E. Will Gray

Chief Executive Officer

New Era Helium Corporation

4501 Santa Rosa Drive

Midland, Texas 79707

Email: will01ncw.crahclium.com

Mob: +1 (832) 270-6479

Buyer: All Matters

Mr. Robert Barrett

Manager, Helium Sourcing and International Sales

Matheson-Tri-Gas, Inc.

909 Lake Carolyn Parkway

Irving, Texas 75039

Email: rbam:tl@IT'iathe ·onbas. om

Off: +1 (972) 560-4759

With a copy to:

Matheson Tri-Gas, Inc.

Attn: General Counsel

3 Mountain View Road

Warren, New Jersey 07059

Email: • ·Lroud(@.mathesomrns.com

a.	Any Notice, request or demand shall be deemed to have been made hereunder at such time as the same has been delivered to the mail carrier or courier or a delivery receipt has been received for electronic mail.

b.	Either Party may change its address or email address under this Section 17 by giving prior written Notice to the other Party.

18.	CONFIDENTIALITY

Except as required by law, regulation or order of governmental authority, Seller and Buyer and their respective agents, employees, officers, directors, consultants and attorneys shall keep and maintain this Agreement and all of the terms and provisions hereof in strict confidence for the term of the Agreement and will not transmit, reveal, disclose or otherwise communicate the substance or any of the terms or provisions of this Agreement to any other person not an agent, contractor or consultant of Seller or Buyer; provided, however, that a Party may make such disclosures as may be necessary to provide verification to a third party retained by that Party's customers and suppliers whose prices are contractually related to the Price of Gaseous Helium hereunder (provided that such third party agrees with the disclosing Party not to disclose the terms or provisions of this Agreement to such customers and/or suppliers), and further provided that Seller may make such disclosures as may be required in its lease agreements with royalty owners and by taxing authorities or any litigation or arbitration concerning helium prices. The terms of this Agreement may be disclosed in any litigation involving this Agreement and to the Affiliates, investors, auditors, counsel, lenders or potential lenders, and other professional advisors, and agents or contractors of Seller or Buyer, or potential purchasers of properties subject to this Agreement; provided that, in any such disclosure other than litigation involving this Agreement, the person or party to whom such disclosure is made agrees to be bound by this confidentiality provision. Seller shall also have the right to disclose terms and provisions of this Agreement in any prospectus for an initial public offering.

18

19.	DISPUTE RESOLUTION

Subject to Paragraph 10, in the event of any disputes, claims, controversies, disagreements or differences under this Agreement ("Dispute"), the Parties will use their best efforts to settle the Dispute amicably. They will consult and negotiate with each other in good faith and attempt to reach a just and equitable solution satisfactory to both Parties. In instances where the Parties are unable to reach resolution of a Dispute within sixty (60) days after either Party has declared a Dispute by sending Notice to the other Party, then the Dispute shall be subject to non-binding mediation in accordance with the American Arbitration Association Arbitration ("AAA") Rules and Mediation Procedures. If the Parties are unable to reach a resolution for a Dispute within one hundred twenty (120) days after either Party has declared a Dispute by sending Notice to the other Party, the Parties agree that the Dispute shall be exclusively resolved through litigation in the competent courts of Texas. Both Parties agree to submit to the jurisdiction and venue of the specified courts in Texas and waive any objections or claims of forum non conveniens. This provision shall survive the termination or expiration of this Agreement.

20.	GENERAL

a.	The failure of either Party hereto to exercise any right granted hereunder shall not impair nor be deemed as a waiver of such Party's privilege of exercising such right an any subsequent time or times.

b.	All headings appearing herein are for convenience only, and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, varying, altering or modifying this Agreement or any of the provisions hereof.

c.	Each Party represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby.

19

d.	Neither Party shall have any right to exercise control over any of the other Party's employees, representatives or contractors of any level except to the extent of any safety requirements pertaining to the delivery of Gaseous Helium under this Agreement at Seller's Plant.

e.	To the extent required by applicable law, Seller shall provide Buyer with Seller's Safety Data Sheets (SDS) for the Gaseous Helium to be delivered hereunder. Nothing herein shall excuse Buyer from complying with applicable law that may require Buyer to provide its employees, agents, contractors, users and customers who may come into contact with the Gaseous Helium with a copy of the SDS and any other safety information provided to it by Seller or that require Buyer to ensure that the recommendations relating to the handling of the Gaseous Helium is followed. Compliance with any recommendation contained in the SDS or other safety information shall not excuse Buyer from complying with all applicable law.

f.	The provisions of this Agreement shall be construed in accordance with the laws of the state of Texas and shall be subject to valid present or future laws, rules, regulations and orders of duly constituted authorities having jurisdiction or control.

g.	This Agreement supersedes any and all other negotiations and agreements between the Parties with respect to Gaseous Helium produced by the Plant and contains all of the terms and conditions of the agreement between the Parties with respect to the subject matter. All changes, alterations or modifications of this Agreement shall be made in writing and signed by an authorized representative of both Parties.

21.	SAFETY & SECURITY

a.	While present on Seller's premises or in the vicinity of the Plant, Buyer shall comply and shall secure compliance by its subcontractors, with any of Seller's rules and regulations concerning security and concerning the health, safety and welfare of the general public and of persons employed at or in the vicinity of the Plant. Seller will ensure that these rules and regulations shall be furnished to Buyer from time to time and at least ninety (90) days before the Commencement Date. Such rules and regulations shall be considered minimum requirements under this Agreement, and shall not limit any of Buyer's other obligations as to safety and security.

Seller grants and assigns to Buyer and its employees, contractors, agents, representatives, invitees, vehicles and equipment, during the term of this Agreement without fee or charge of any kind, all requisite authorizations of access or licenses to ensure access across its property and the right to perform thereon any acts reasonably necessary for Buyer to take delivery of Gaseous Helium and otheiwise carry out the terms of this Agreement, subject to Buyer and its employees', contractors', agents', representatives', and invitees' compliance with Seller's site access rules and policies that are applicable to all third parties. Buyer shall be responsible for its employees', contractors', agents', representatives', and invitees' compliance thereof.

20

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

NEH MIDSTREAM, LLC	MATHESON TRI-GAS, INC.

BY:	BY:

TITLE:	TITLE:	Chairman & CEO

DATE:	DATE:	9-2-2023

21

EXHIBIT I

Illustration Of The Calculation Of Buyer's Monthly Purchase Obligation

ASSUMPTIONS

Buyer's Share Of Plant Capacity:	50%

Seller's Latest 3 Month Forecast:

	TOTAL PLANT	BUYER'S SHARE (50%)
MONTH	2725.0	1362.5
1
MONTH	2588.8	1294.4
2
MONTH	2997.S	1498.8
3

Buyer's Monthly Purchase Obligation = Lesser of i) 105% of front month forecast or, ii) 50% of actual production from the Plant

105% of front month forecast =	1.05 X	1362.5	1430.6 =

EXAMPLE
! Actual Gaseous Helium production =	2725
Buyer's Share =	1362.S
Buyer's Monthly Purchase Obligation =	1362.S

EXAMPLE
i Actual Gaseous Helium production =	2997.5
Buyer's Share=	1498.8
Buyer's Monthly Purchase Obligation =	1430.6

22

Exhibit II

Gaseous Helium Specification

Limiting Characteristic (ppm (mole/mole) unless otherwise indicated)	Value
Helium Minimum % (mole/mole)	>= 97.5%
Water ppm v/v (vapor)	<=20
Heavy Hydrocarbons	<= 96
Hydrogen % (mole/mole)	<= 2.0%
Oxygen	<= 3000
Neon	<=20
Carbon Dioxide + Carbon Monoxide	< 200
Balance methane and nitrogen

23